SOFTWARE DISTRIBUTION AND LICENSE AGREEMENT

     This Agreement is dated as of _____________, 1996 between Siboney Corporation ("Siboney"), a Maryland corporation with an address at 8000 Maryland, St. Louis, Missouri 63105, and Merit Audio Visual, Inc. a New York corporation with an address at 132 West 21st Street, New York, New York 10011 ("Merit").

                                    Recitals

     A. Merit has developed and owns rights in the software products set forth on Exhibit A hereto, and may make improvements therein during the term of this Agreement (the products in Exhibit A, and the Improvements (as defined in Section 1.4 herein) collectively being called the "Licensed Software"), and Siboney currently lacks corresponding products in its line and wishes to add such products to its line quickly and without excessive development costs.

     B. Siboney desires to obtain from Merit, and Merit is willing to grant Siboney, the right to reproduce, repackage, modify, and distribute the Licensed Software and a license to use the Licensed Software to create new products for distribution by Siboney.

     C. Siboney desires to secure exclusivity, as between the parties, for sales of the Licensed Software through resellers to the schools market.

     D. Merit wishes to continue sales of the Licensed Software to the schools market, directly and through selected sales representatives.

     E. Merit wishes to have, and Siboney is willing to grant, the right to distribute new products created by Siboney using the Licensed Software.

     NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

  1. License  Rights.

     1.1 Merit grants Siboney the exclusive right, subject to Section 5 herein, to repackage, copy, make, sell, lease and distribute the Licensed Software in the schools market.

     1.2 Merit grants Siboney a license, exclusive except as to Merit, to use the Licensed Software to create, market, sell, lease and distribute in the schools market software products consisting of Licensed Software converted to Macintosh and/or Windows (such converted products are referred to herein as "Converted Software").

     1.3 Siboney grants to Merit the right to distribute Converted Software through Merit's Educational Frontiers catalog.

     1.4 "Improvements" in the Licensed Software shall consist of modifications of or replacements for only MS-DOS versions of the "Reading Nonfiction Critically" and "Diagnostic Prescriptive Reading" Licensed Software products for use in the schools market.

     1.5 Siboney shall not make any Licensed Software or demos thereof available for downloading off of the Internet or any other public network, but may make Converted Software available for such purposes.

     1.6 Notwithstanding anything in this Agreement to the contrary, (a) Siboney acknowledges that certain rights and licenses granted hereunder are derived by Merit from Barry Childress pursuant to the Software License Agreement between Barry Childress and Merit dated August 14, 1996, a copy of which is included in Exhibit D attached hereto and made a part hereof, and that Barry Childress has retained certain rights as expressed in such Software License Agreement and (b) Siboney agrees that Merit shall not be deemed to be in breach of any provision of this agreement by virtue of Barry Childress having retained such rights.

     1.7 In the event that Merit should make a new software product for the schools market, before offering a license to such new software to any third party Merit will notify Siboney thereof upon release of such new software product to the market. Within thirty (30) days of such notice, Siboney may make an offer to Merit to license such product and Merit agrees to respond to such offer within one (1) week of its receipt thereof.

     1.8 At any time during the term of this Agreement, Siboney may notify Merit of its request to add any MS-DOS version of a Merit software product existing as of the date of this Agreement to the Licensed Software. Merit agrees to respond to any such request within one (1) week of its receipt thereof.

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     2. Right To Sublicense

     Siboney will have the right to grant sublicenses hereunder, but only with Merit's written consent, which will not be unreasonably withheld, upon terms at least as favorable to Merit as those of this Agreement, and only if the sublicensee agrees in writing to assume the same obligations as Siboney has agreed to in this Agreement. Siboney will be allowed to grant single user licenses, lab licenses, site licenses, district licenses, network licenses and limited duplication licenses to end user customers without Merit's written permission, provided that such licenses are charged for in the customer invoice.

     3. Merit Assistance

     3.1 Promptly upon execution of this Agreement, Merit will provide Siboney with all necessary source code, technical information and content documentation regarding the Licensed Software in order to facilitate Siboney's ability to exploit the rights granted herein ("Software Documentation").

     3.2 Merit will make available qualified personnel to provide Siboney with technical and/or editorial assistance as requested by Siboney in order to allow Siboney to exploit the rights granted herein, provided that Siboney will pay Merit a consulting fee of $100.00 (one hundred dollars) per hour with a minimum of $25.00 (twenty-five dollars) per instance of assistance, plus expenses. These sums will be paid within thirty (30) days after receipt of the invoice therefor.

     3.3 Siboney will send Merit a copy of each item of Licensed Software and Converted Software, promptly after Siboney's first release of the item. If Merit requests it, Siboney also will send Merit a copy of each other item of software which Merit believes might require the payment of a royalty hereunder, promptly after Siboney's first release of the item.

     3.4 Merit will notify Siboney of its intended release date of any Improvement. Promptly upon Merit's first release of the Improvement, Merit will send Siboney a copy of the Improvement, together with all source code, technical information and content documentation therefor.

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
     4. Intellectual Property Rights

     4.1 Except as otherwise provided herein, Siboney agrees that it will not use the name "Merit" or "Merit AV" or the existing titles of any of the Licensed Software on or in connection with the products sold, leased or distributed by Siboney.

     4.2 Siboney will own all rights in the Converted Software, subject to Merit's rights in any part of Licensed Software used in such Converted Software.

     4.3 Siboney agrees to mark a Copyright Notice on each copy of Licensed Software and Converted Software made, sold, leased or distributed by Siboney hereunder, said Notice corresponding to that used by Merit on the Licensed Software. Siboney may also include whatever additional copyright notices it deems appropriate.

     4.4 Merit agrees that within thirty (30) days after execution hereof, it will apply for U.S. Copyright registrations on each of the programs set forth on Exhibit A. Merit will send Siboney a copy of each certificate of registration promptly after its receipt thereof.

     5. Competition and Exclusivity

     5.1 From and after the date of this Agreement, except as set forth below, Merit may continue its current marketing efforts including, without limitation, distribution of the "Educational Frontiers" catalog and on-line downloading and distribution of timed demos.

     5.2 Merit may not sell, license or distribute the Licensed Software to known resellers in the schools market. Without limitation on Merit's rights, Siboney agrees that Merit may continue its internal expansion into non-school or non-educational channels, and sell to resellers in those channels, and also may sell, license or distribute the Licensed Software to its existing Canadian reseller and to the New York City Board of Education.

     5.3 Merit acknowledges that the rights granted to Siboney in Sections 1 and 2 of this Agreement are exclusive, subject only to Merit's rights with regard to Licensed Software set forth in Sections 5.1 and 5.2 herein. Accordingly, Merit agrees that it will not grant to any entity other than Siboney the rights granted to Siboney herein, except as specifically permitted herein.

     5.4 Siboney agrees that it will sell Converted Software to Merit at its cost plus ten percent (10%) for sale in Merit's Educational Frontiers catalog only. Merit acknowledges that Siboney is not obligated to pay royalties on such sales to Merit.

     6. Royalties

     6.1 Siboney agrees to pay Merit royalties on Net Sales of the Licensed Software and Converted Software at the rate of fifteen percent (15%) of Net Sales ("Earned Royalties"). Such royalties shall accrue when the Licensed Software or Converted Software are invoiced or shipped, whichever occurs later. The term "Net Sales" as used in this section means Siboney's invoice selling or lease price, less any sales or use taxes, sale discounts, refunds, returns, freight, shipping and handling charges included in that price and listed on the invoice. Merit agrees that no royalties are due on products sold by Siboney which are not either Licensed Software or Converted Software.

     6.2 Siboney agrees to pay Merit a minimum royalty in the aggregate amount of $300,000 by April 30, 1999, payable in the manner set forth in section 6.4 herein. After January 1, 2000, the minimum royalties due under this section will be as set forth in Section 6.5.

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
     6.3 The first royalty payment of $50,000 will be due upon execution.

     6.4 (a) Within thirty days after the end of each calendar quarter during the term of this Agreement, beginning with the calendar quarter ending December 31, 1996, Siboney shall calculate the total royalties paid Merit to date ("Cumulative Paid Royalties") and the total of Earned Royalties for past quarters and the Earned Royalties accrued and payable for the immediately preceding calendar quarter (the "Total Earned Royalties"). The quarter ending December 31, 1996 includes the prior period from the execution date of this Agreement to the start of that quarter.

     (b) On each Payment Date (other than the execution date) set forth on Exhibit B, Siboney will furnish to Merit a report setting forth (a) the Net Sales and number of units of the Licensed Software and Converted Software sold, leased or distributed by Siboney during the preceding quarter and (b) the Earned Royalties due therefor, together with a payment to Merit in the amount of the royalties then due. The amount of royalties then due shall be the sum of (a) any Earned Royalties accrued and payable for the preceding calendar quarter and (b) the amount, if any, by which the Target Payment for that Payment Date as set forth on Exhibit B exceeds the sum of (i) the Earned Royalties for that quarter and (ii) the Cumulative Paid Royalties; provided, however, that the amount of royalties then due plus the Cumulative Paid Royalties shall not exceed the greater of the Target Payment for that Payment Date or Total Earned Royalties. Examples of calculations pursuant to this section are set forth on Exhibit C hereto.

     6.5 Beginning January 1, 2000 and continuing during the remainder of this Agreement, the royalty percentages due on Net Sales of the Licensed Software and Converted Software during that period shall be reduced to a rate of twelve percent (12%), and the annual minimum royalty guaranty will be $50,000 per year due and payable as shown in Exhibit B. The minimum royalty guarantee set by this Paragraph 6.5 for each calendar year beginning 2001 will be increased by the percentage increase of the U.S. Consumer Price Index, All Urban Consumers, U.S. City Index, all items, or comparable successor index, for the previous year.

     6.6 Siboney will keep accurate records of Net Sales, the number of software units sold, leased or distributed, and the data from which those items are determined. At Merit's request, Siboney will disclose those records and data to a certified public accountant and/or attorney of Merit's choice for determination of the accuracy of Siboney's reports. If such a review discloses a deficiency of five percent (5%) or more in the royalties reported in the reports reviewed, then Siboney will pay the reasonable costs of the review, including the fees of such accountant and/or attorney. If the deficiency is less than five percent (5%), then Merit will pay those costs.

     7. Representations and Warranties

     7.1 Merit represents and warrants that (a) the agreements between (i) Merit and Bryce Bigwood, (ii) Merit and Herbert Diamant, (iii) Merit and Cynthia Handler, (iv) Merit and Barbara Lubliner, and (v) Merit and Karen Weintraub and
(b) the Software License Agreement between Merit and Barry Childress, copies of which are attached hereto as Exhibit D, are true and correct copies thereof and are in full force and effect.

     7.2 Merit warrants and represents that it has full power and authority to grant the rights granted in this Agreement without the consent of any other party.

     7.3 Merit represents and warrants that the Licensed Software will perform in accordance with Merit's normal quality control standards for such software and with any specifications provided by Merit to end-users of the Licensed Software. Merit will promptly, upon request by Siboney, correct any errors or bugs identified by Siboney in the Licensed Software.

     7.4 Merit warrants that the Licensed Software, as delivered by Merit, does not contain any virus, or any drop dead device, trojan horse, or any other software routine designed to disable a computer program automatically, or permit unauthorized access, or otherwise disable, erase or harm software, hardware or data.

     7.5 Merit warrants and represents that the Licensed Software, as delivered by Merit, does not infringe the copyright, trademark, trade secret or any other proprietary right of any third party, and further warrants and represents that the Licensed Software does not violate any right of privacy or constitute any defamation of any third party. Merit agrees to defend, indemnify and hold harmless Siboney from and against any and all third-party claims, demands, liabilities, suits, proceedings, and costs (including reasonable legal fees and expenses) arising from any alleged breach of the representation and warranty of Merit under this Section 7.5. The foregoing indemnity is subject to (i) Siboney giving Merit notice of any claim, demand, suit or proceeding giving rise to any claim for indemnification under this section which shall enable Merit to respond to same in a timely fashion, and (ii) Siboney's reasonable cooperation with Merit in the defense and settlement thereof. Merit shall control the defense and settlement of any such claim, demand, suit or proceeding, including the selection of attorneys. Siboney may participate in the defense of any claim, demand, suit or proceeding hereunder through its own chosen counsel at its own expense.

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

     7.6 Siboney warrants and represents that it has full power and authority to enter into this Agreement, and to grant the rights granted in this Agreement without the consent of any other party.

     7.7 Each party warrants that its officer executing this Agreement on its behalf is fully empowered to bind it to the promises made herein with his or her signature.

     8. Confidentiality and Non-Disclosure

     The parties acknowledge that the source codes for the Licensed Software are valuable and proprietary information of Merit (the "Confidential Information"). Each party agrees that it will not at any time during or subsequent to the term of this Agreement, directly or indirectly, use or divulge any of the Confidential Information other than in confidence to those of its employees, consultants or independent contractors who have a need to know the Confidential Information in order to carry out the purpose of this Agreement, except that Merit may (a) make limited disclosures to the U.S. Copyright Office necessary to obtain copyright registrations for the Licensed Software; (b) allow the confidential use of limited portions of said code by its programmers and by third parties involved in tasks on behalf of Merit and (c) disclose the Confidential Information to any licensee of the Licensed Software pursuant to any license which is not prohibited by this Agreement, provided that such licensee is not an end-user of the Licensed Software.

     9. Enforcement of Intellectual Property Rights

     9.1 During the term of this Agreement, each party agrees to promptly notify the other if it becomes aware of any unauthorized use of the Licensed Software.

     9.2 Merit shall have the initial right to take action against such violation. If, within thirty (30) days after being notified of such a violation, Merit fails or refuses to take any action against such violation, or fails or refuses to file suit against such violation within thirty (30) days after Siboney reasonably requests that suit be filed, then Siboney will have the right to take action against such violation, and Merit agrees to be named as a party to any suit filed by Siboney against such violation, to the extent necessary to sustain the suit.

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
     9.3 Both parties will cooperate in any litigation undertaken by either party under this paragraph 9. The party undertaking such litigation must pay all costs thereof and will have the exclusive right to control the litigation and keep any recovery obtained, except that the other party will be entitled to receive twenty percent (20%) of the recovery remaining after the deduction of the reasonable costs of the litigation.

     10. Notices

     Any notice or other communication hereunder shall be effective only if given in writing and sent to the other party by (i) certified mail, return receipt requested, at the address for such party set forth in this Agreement; or
(ii) transmitted by telecopy at the telecopier number for such party set forth in this Agreement with confirmation of receipt. Notice will be deemed to have been given on the first date of actual receipt of either form of notice.

         For Siboney:                             For Merit:

         Bodie Marx                               Ben Weintraub
         President,                               Merit Audio Visual, Inc.
         Siboney Learning Group                   132 W. 21st Street
         8135 Forsyth-Suite 212                   New York, New York 10011
         St. Louis, Missouri 63105                Fax:  (212)  675-8607
         Fax:  (314) 726-1571

         With a copy to:
         Alan G. Johnson, Esq.
         Gallop, Johnson & Neuman, L.C.
         101 South Hanley, Suite 1600
         St. Louis, Missouri 63105
         Fax:  (314) 862-1219

     11. Termination

     11.1 Either party may terminate this Agreement in the event of a breach of any material term of this Agreement upon thirty (30) days' notice of its intent to terminate, or ten (10) business days if the breach is a failure to make payment when due and payable hereunder (a "Payment Default"). Such notice of termination shall specify the reason or reasons for such termination. If a defaulting party fails to cure the default with such 30-day period, or ten business day period in the event of a Payment Default, the non-defaulting party shall have the right to terminate immediately upon notice to the other party.

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

     11.2 Sections 4, 7 and 8 shall survive termination of this Agreement.

     11.3 This Agreement will be terminated automatically upon the filing of a petition in bankruptcy by or against Siboney.

     11.4 Beginning with calendar year 2000, if the Earned Royalties due in any calendar year (including 2000) are less than the minimum royalties due for that year, then Merit shall have the right to terminate this Agreement, on ten (10) days notice to Siboney. Beginning with the calendar year 2002, if Siboney's aggregate Net Sales of Licensed Software and Converted Software are less than $100,000 in any given calendar year, Siboney may terminate this Agreement on sixty (60) days notice to Merit.

     11.5 Upon termination, Siboney agrees to immediately stop making, using, selling, leasing or distributing software whose use is licensed hereunder, and to return to Merit all copies of the source code and documentation for all such software.

     12. General

     12.1 Severability Any invalidity, in whole or in part, or any provision of this Agreement shall not affect the validity of any other of its provisions.

     12.2 Waiver No term or provision of this Agreement shall be deemed waived or any breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

     12.3 Entire Agreement; Amendment This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to the subject matter hereof. This Agreement may not be amended except in a writing signed by both parties.

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

     12.4 Binding Effect; Assignment This Agreement shall be binding upon and inure to the benefit of Siboney and Merit and their respective successors and assigns; provided, however, neither party to this Agreement shall have the right to assign or transfer its rights under this Agreement, or to assign or subcontract all or any part of this Agreement, or any interest or obligations in or under this Agreement, without the other party's prior written consent, which shall not be unreasonably withheld, except that either party can assign its rights to a purchaser of substantially all assets of a party's business to which the Licensed Software relates, if the purchaser agrees in writing to be bound by the obligations hereunder of the assignor.

     12.5 Force Majeure Any delays in or failure by either party thereto in the performance of any obligations hereunder shall be excused in and to the extent such delay is caused by occurrences beyond its control including, but not limited to, acts of God, strikes or other labor disturbances, war, whether declared or not, sabotage and any other cause or causes, whether similar or dissimilar to those herein specified, which cannot reasonably be controlled by such party.

     12.6 Counterparts The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

SIBONEY CORPORATION                              MERIT AUDIO VISUAL, INC.



---------------------------                      -----------------------------

---------------------------                      -----------------------------
Print Name and Title                             Print Name and Title

---------------------------                      -----------------------------
Date                                             Date

                                    EXHIBIT A

                                Licensed Software

     shall consist of the following products in MS-DOS versions only:

Paragraph Punch
Writing About Reading
Write It Right
Writing Demons
Writing Style Demons
Grammar Demons
Diagnostic Prescriptive Reading
Reading Non-Fiction Critically
Developing Critical Thinking Skills For Effective Reading
Accu-Reading
Word Demons
ESL Demons
ESL Bilingual Demons (Spanish edition)
Idiom Demons

                                   EXHIBIT B

Payment Date                                              Target Payment
------------                                             ----------------
Execution Date of Agreement                                   $ 50,000

January 31, 1997                                                75,000

April 30, 1997                                                 100,000

July 31, 1997                                                  125,000

October 31, 1997                                               150,000

January 31, 1998                                               175,000

April 30, 1998                                                 200,000

July 31, 1998                                                  225,000

October 31, 1998                                               250,000

January 31, 1999                                               275,000

April 30, 1999                                                 300,000

July 31, 1999                                                  300,000

October 31, 1999                                               300,000

January 31, 2000                                               300,000

April 30, 2000                                                 312,500

July 31, 2000                                                  325,000

October 31, 2000                                               337,500

January 31, 2001                                               350,000

April 30, 2001                                                 362,500

July 31, 2001                                                  375,000

October 31, 2001                                               387,500

January 31, 2002                                               400,000

April 31, 2002                                                 412,500

July 31, 2002                                                  425,000

October 31, 2002                                               437,500

January 31, 2003                                               450,000

Subsequent payment dates                                 Target Payments for
are quarterly through                                    Subsequent Payment
end of Agreement                                         Dates shall increase
                                                         by $12,500 each quarter

                                    EXHIBIT C

                        Examples of Payment Calculations

Example A

Assume:        Payment Date -- July 31, 1997
               Cumulative Paid Royalties  -- $100,000
               Earned Royalties for past quarters -- $50,000
               Earned Royalties accrued and payable for the immediately
                 preceding calendar quarter -- $10,000

Step 1

     Pursuant to Section 6.4(b), the amount of royalties then due shall be the sum of (a) Earned Royalties accrued and payable for the preceding calendar quarter ($10,000) and (b) the amount by which the Target Payment ($125,000) exceeds the sum of (i) Earned Royalties for that quarter ($10,000) and (ii) the Cumulative Paid Royalties ($100,000) (this equals $25,000: $10,000 plus ($125,000 - [$10,000 + $100,000]);

Step 2

     provided that the amount of royalties then due ($25,000) plus the Cumulative Paid Royalties ($100,000) (a total of $125,000) shall not exceed the greater of the Target Payment ($125,000) or Total Earned Royalties ($60,000). Since $125,000 does not exceed $125,000, the amount of royalties then due will not be reduced under the proviso.

     In this example, the royalties then due will be $25,000; Merit will have received Cumulative Paid Royalties of $125,000 (the Target Payment for that Payment Date), even though Earned Royalties to date have been only $60,000.

Example B

Assume: Payment Date -- October 31, 1997
               Cumulative Paid Royalties  -- $125,000
               Earned Royalties for past quarters -- $60,000
               Earned Royalties accrued and payable for the immediately
                 preceding calendar quarter -- $90,000

Step 1

     Pursuant to Section 6.4(b), the amount of royalties then due shall be the sum of (a) Earned Royalties accrued and payable for the preceding calendar quarter ($90,000) and (b) the amount by which the Target Payment ($150,000) exceeds the sum of (i) Earned Royalties for that quarter ($90,000) and (ii) the Cumulative Paid Royalties ($125,000) (this equals $90,000: $90,000 plus $0 (since $150,000 does not exceed $215,000);

Step 2

     provided that the amount of royalties then due ($90,000) plus the Cumulative Paid Royalties ($125,000) (a total of $215,000) shall not exceed the greater of the Target Payment ($150,000) or Total Earned Royalties ($150,000) (under this proviso, since $215,000 is greater than $150,000, the $90,000 must be reduced by the amount of the overage ($65,000) to $25,000).

     In this example, the royalties then due will be $25,000; Merit will have received Cumulative Paid Royalties of $150,000 (a figure equal to the total Earned Royalties to that date and the Target Payment for that Payment Date).